EXHIBIT 10.39
CONFIDENTIAL TREATMENT REQUESTED

TERM SHEET

FOR SHIPPING LABEL PRODUCTS

Intuit Inc. (“Intuit”) and the John H. Harland Company (“Harland”) are parties to a Supply Agreement entered into as of January 1, 2000 (“Supply Agreement”). This Term Sheet is not intended to be binding on either party but shall serve as the basis of a definitive Addendum to the Supply Agreement to be negotiated and, if agreed upon, executed by the parties; which will cover certain additional products that is consistent with the provisions of this Term Sheet and will contain such other customary terms as the parties may agree.

1.	TERM. The term of the Addendum will be one year starting from the implementation date and is non-exclusive. In addition to the grounds for termination mentioned in Section 45 of the Supply Agreement, Intuit shall have the right to review and terminate without penalty the Addendum at any time upon sixty (60) day notification and cure period per Section 45, should the product selection, quality, and/or service provided by Harland for the products covered by this Term Sheet not meet the specifications that were mutually agreed to by Harland and Intuit. Such termination of the Addendum would be subject to the same process relating to notification and cure as is contained in the Supply Agreement. In case of termination, any unsold inventory and work in process covered by the Addendum, will be the responsibility of Harland. If termination of the Addendum occurs, this will not automatically cause termination of the Supply Agreement.

2.	SCOPE.

(a)	Addendum Products. The products to be provided under this Term Sheet and the Addendum are the custom shipping label products listed in Exhibit A (“Addendum Products”).

(b)	Warehousing and Fulfillment. Harland or its third party provider will be responsible for the warehousing and the fulfillment of the custom shipping labels.

(c)	Systems. Harland will fund the development of connections to Intuit’s order entry and billing systems and any changes needed to meet new businesses and services. Harland’s system support is limited to Harland’s controlled hardware and/or software, and the level of support will be prorated above the levels specified in the Supply Agreement based on the additional volumes resulting from additional products.

3.	TARGET DATES FOR PRODUCT IMPLEMENTATION.

(a)	The Addendum Products will be implemented and orderable at Harland by June 3rd, 2003.

(b)	An implementation plan will be jointly developed with Intuit and Harland.

(c)	Intuit reserves the right to adjust the target completion dates for these Addendum Products.

4.	PERFORMANCE METRICS. Harland will measure and report their performance against the performance scorecard set forth in the Addendum.

*  We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (the “SEC”). We omitted such portions from this filing and filed them separately with the SEC.

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5.	ORDER PROCESS. Intuit shall forward Orders to Harland in accordance with the current Order transmission process. Orders shall be processed in accordance with the Supply Agreement. Harland shall provide ship confirmation to Intuit. Harland shall establish an order transmission connection to its third-party supplier prior to June 3, 2003.

6.	TURN AROUND TIME. Harland shall process and ship all Addendum Products within 24 hours after receipt of the Order.

7.	QUALITY. Harland warrants and guarantees to FSG the quality of all Addendum Products in line with Intuit’s expectations and as specified in the product specifications and other requirements document in Exhibit B.

8.	PRICING AND COSTS. Pricing/costs under this Term Sheet and the Addendum shall be in accordance with the Exhibit A attached to this Term Sheet, and in accordance with the existing Supply Agreement. These mutually agreed upon prices should be competitive in the market, and will remain in effect for the term of the Addendum subject to the following provisions of the Supply Agreement: Section 38 (Future Cost Savings), and Section 40 (Allowable Price Adjustments).

9.	OWNERSHIP OF LABEL DESIGN. Harland and Intuit agree that the PSLK and PSLL labels (“Specially Designed Labels”) have been designed exclusively for Intuit by Harland’s third-party supplier, and Intuit owns such Specially Designed Labels, including any and all intellectual property rights. During the term of the Addendum and following any termination of the Addendum, Harland shall not use Specially Designed Labels for any purpose other than the fulfillment of the Intuit Orders. Following any termination of the Addendum, Intuit may continue to use the design or layout of any Addendum Products.

10.	PRIVACY AND SECURITY STANDARDS. Harland and Intuit agree that Harland’s performance under the Addendum and the Supply Agreement will be subject to Harland’s compliance with Intuit’s then-current privacy and security standards, and package handling requirements.

11.	OTHER PROVISIONS. If not listed above, other provisions in the Addendum will closely follow those under the Supply Agreement, including but not limited to the following sections of the Supply Agreement: 18(c) (Turnaround Time); 20(b) (Error Correction); 21 (Rush Shipments); 22 (Service Failures); 40 (Allowable Price Adjustments); 41 (Shipping Charges); and 45 (Termination). Harland and Intuit agree that the following sections of the Supply Agreement are incorporated into this Term Sheet: 5 (Confidentiality of Terms of Agreement and Purchase Information); 6 (Confidentiality of Supply); 7 (Ownership and Confidentiality of Intuit Customer Information); 8 (Ownership and Confidentiality of Bank File and Intuit Systems and Processes); 11 (Direct Orders and Inquiries); 42 (Payment Terms)—exception listed below; 46 (No Consequential Damages); 49 (Assignment); 50 (Governing Law) ; and 55 (Entire Agreement). The exception to Section 42 (Payment Terms) is the two percent (2%) discount for early payment within ten (10) business days of Intuit’s receipt of Harland’s invoices for the Addendum products. The Addendum products will not receive this discount, and will be billed on a separate invoice from the other FSG products.

12.	NEGOTIATION OF CONTRACT OR ADDENDUM. The parties intend to negotiate and sign the Addendum in accordance with the provisions of this Term Sheet by June 15, 2003.

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JOHN H. HARLAND COMPANY		INTUIT

By:	/s/ Martin E. Kerner	By:	/s/ Jeffrey Goodman

Printed Name:	Martin E. Kerner	Printed Name:	Jeffrey Goodman

Title:	VP, General Manager	Title:	General Manager

Date:	06/09/03	Date:	6/13/03

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Exhibit A

Product Price list

Shipping Labels		100	200	300	400	500

Personalized — standard design	6-up (Avery 5164)	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
Blank	6-up (Avery 5164)	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

Upcharges	Intuit cost	Suggested retail

Custom logo upload	[ * ]	[ * ]
Art Touch up	[ * ]	[ * ]
Bend and Peel cutting charge	[ * ]	[ * ]
Cancellation/Changes to an order (once order is processed)	[ * ]	[ * ]
Black and White Proof	[ * ]	[ * ]
Color Proof	[ * ]	[ * ]

Designs:

*  We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (the “SEC”). We omitted such portions from this filing and filed them separately with the SEC.

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Exhibit B

Product specifications & other requirements

Shipping Labels – styles supported

•	The following six standard designs of Discount Labels shipping labels should be supported for 6-up laser sheets: ML2, ML3, ML8, ML12, ML13, JML. For the initial launch, manual shipping label rolls will not be supported due to differences in their imprintable area.

•	All styles of labels will have the same imprintable area of 3 1/8” in length by 7/8” in height. This imprint box should begin 3/8” from the top of the label and 7/16” from the left of the label.

Shipping Labels – Customization Options

•	Three layout types will be offered on this product line – Left Logo, Right Logo, and No Logo. Label stock designs have been selected so that across these three templates, there will be a single, standard imprintable area. The logo must fit into a box that is 7/8” x 7/8”, and a 1/8” margin should be placed between the logo bounding box and the text bounding box. Therefore, for the two layout types with logos, the area available for text will be 2 1/8” in length. For the template with no logo option, the imprintable area will be 3 1/8” x 7/8”.

•	Up to four (4) lines of imprint text will be supported for custom-printed shipping labels in the “From” box of the label.

•	The following Intuit standard fonts will be supported. As with business cards & stationery, customers will be able to select and use any of these fonts at no additional charge. The fonts include: Auriol, Calvert, Helvetica, Hobo, Kauffman, Korinna, Improv, Cascade Script, Nueva, Palatino, Sabon, Garamond. The default font shall be Helvetica, as in our business cards & stationery line.

•	The customer will have the ability to specify that one or more lines of text be printed in bold type.

•	The default point size will be 12 point bold for the first line of imprint, and 10 point bold for the second, third, and fourth lines of imprint. The customer will be able to reduce the point size to 11 point or 10 point (if top line) or 9 point or 8 point (if any line), but they will not be able to enlarge the point size.

•	Customers should have the ability to enter 27 characters per line of imprint.

•	The following nine standard ink colors will be supported. These nine ink colors do not exactly match FSG’s current ink colors, but it is necessary to allow for some variation in this area given that vendors offer different standard color offerings. Other than the nine colors below, no other colors will be offered at this time.

Black Red — PMS 185 Blue — Reflex blue Green — PMS 349 Brown — PMS 477 Light Blue — Process blue Maroon — PMS 208 Violet — PMS Violet Teal — PMS 321

•	The imprint text block should be centered vertically in the imprint area. This is particularly important if the customer only enters a 1, 2, or 3 line imprint, rather than a 4 line imprint.

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Logos

•	Customers should have the ability to use their custom logo – either newly uploaded, or existing from a previous order – on their custom printed shipping labels with design formats that support custom logos.

•	Customers should have the ability to use any standard or monogram logo on their custom printed shipping labels.

•	Logos must be printed in the same standard ink color in which the imprint text is printed.

•	Logos uploaded for use on custom printed shipping labels must also be made available for use on other Intuit products – both on IntuitMarket/Logo Locker and in Cosmos.

•	Custom logos and standard logos will be able to be applied to custom printed shipping labels at no additional cost to the customer or to Intuit.

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Shipment & packaging requirements

•	Labels shipped directly from a label vendor, Harland’s shipper numbers will be used.

•	Intuit customers will be given the option of ground shipping, second day shipping, and next day shipping for any label product ordered.

•	Harland will make available to Intuit updated, electronic information about the ship status of boxes (fulfilled from either Harland or the label vendor) on at least an hourly basis.

•	For any labels shipped directly from the label vendor, the boxes will be labeled with a return address of Intuit (Harland’s Milton return address), and any materials (packing slip, etc.) contained within the box will be branded as Intuit and will be subject to Intuit’s approval.

•	For any labels shipped directly from the label vendor, the vendor will not insert any materials into the box without Intuit’s written express consent.

•	The label vendor will insert an Intuit Supplies Catalog, and any other materials specified by Intuit, into outgoing labels orders. The label vendor will be responsible for managing an inventory of these written materials, as supplied by Intuit, which will remain the property of Intuit until they are fulfilled in outgoing orders.

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